Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JX Luxventure Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other (2)	4,000,000	$1.94	$7,760,000	$92.70 per $1,000,000	$719.35

Total Offering Amounts					$7,760,000	$92.70 per $1,000,000	$719.35
Total Fee Offsets(3)							—
Net Fee Due							$719.35

(1)	An aggregate of 10,000,000 shares of Common Stock is reserved for issuance pursuant to awards under the Registrant’s 2022 Equity Incentive Plan (“2022 Plan”) as of the date of this Registration Statement. 4,000,000 shares of Common Stock issuable under the 2022 Plan are being registered in this Registration Statement on Form S-8 (the “Registration Statement”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends, recapitalization or similar transactions effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market, LLC on February 8, 2022.

(3)	The Registrant does not have any fee offsets to claim.